EXHIBIT 99.1

MICRO THERAPEUTICS COMPLETES FIRST STAGE OF EQUITY FINANCING

Irvine, Calif.—October 2, 2002—Micro Therapeutics, Inc. (MTI) (Nasdaq:MTIX) today announced it has completed the first stage of a private common stock offering with the sale of approximately 4.1 million shares of its common stock, raising nearly $8.5 million.

In September 2002, MTI obtained a commitment from Micro Investment, LLC, whose principal investors are a fund managed by Warburg Pincus LLC, and the Vertical Group, to lead a $30 million private placement of common stock in two stages. MTI expects to complete the second stage of the offering, proceeds from which will be approximately $21.5 million, upon approval of stockholders as required under Nasdaq and other corporate regulatory rules. The company expects to hold a special stockholders meeting in November 2002, for the purpose of obtaining such approval.

This announcement is not an offer to sell such securities and has been made by MTI, without a selling agent, to a very limited group of investors. Such shares have not been registered under the Securities Act of 1933 and until so registered may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

MTI previously announced that it has signed a definitive agreement to acquire Dendron GmbH, a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms. Proceeds from the private offering are intended to support the working capital needs of the combined operations. The company expects the acquisition of Dendron to be completed this month.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s flagship product, Onyx®, has been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is in pivotal clinical trials in the United States. MTI markets more than 130 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: the ability to successfully complete the transaction contemplated by the definitive agreement between Micro Therapeutics, Inc. and Dendron GmbH, the ability to efficiently integrate the operations of Dendron GmbH into those of Micro Therapeutics, Inc. subsequent to completion of the transaction, effectiveness and pace of current and future product development, success of clinical testing, product demand and market acceptance, the impact of competitive products and pricing, and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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